Exhibit 97.1

The Dodd-Frank Clawback Provisions (the “policy”) were adopted by Structured Products Corporation (the “Depositor”), to the extent such a policy is required and in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Depositor has no employees, and does not award compensation to any employees.

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Structured Products Corp.
Dodd-Frank Clawback Provisions

The Board of Directors (“Board”) of Structured Products Corp. (the “Company”) adopts these Dodd-Frank Clawback Provisions (these “Provisions”) in accordance with the applicable listing requirements of The New York Stock Exchange Listed Company Manual (the “Clawback Rules”), promulgated pursuant to the final rules adopted by the Securities and Exchange Commission enacting the clawback standards under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act in respect of Credit Enhanced CorTS Trust For Aon Capital A (NYSE:KTN; CIK-0001283337). Capitalized terms not otherwise defined in these Provisions have the meanings given to them under the Clawback Rules.

Recovery of Erroneously Awarded Incentive Compensation.  The Company shall comply with the Clawback Rules and reasonably promptly recover Erroneously Awarded Compensation Received by current or former Executive Officers of the Company (“Covered Individuals”) as required by the Clawback Rules.

Method of Recovery.  The Board shall determine, in its sole discretion, the manner in which any Erroneously Awarded Compensation shall be recovered. Methods of recovery may include, but are not limited to: (1) seeking direct repayment from the Covered Individual; (2) reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement pursuant to which the incentive-based compensation was paid) the amount that would otherwise be payable to the Covered Individual under any compensation, bonus, incentive, equity and other benefit plan, agreement, policy or arrangement maintained by the Company or any of its affiliates; (3) cancelling any award (whether cash- or equity-based) or portion thereof granted to the Covered Individual; or (4) any combination of the foregoing.

No-Fault Basis.  These Provisions apply on a no-fault basis, and Covered Individuals will be subject to recovery under these Provisions without regard to their personal culpability.

Other Company Arrangements.  These Provisions shall be in addition to, and not in lieu of, any other clawback, recovery or recoupment policy maintained by the Company from time to time, as well as any clawback, recovery or recoupment provision in any of the Company’s plans, awards or individual agreements (including the clawback, recovery and recoupment provisions in the Company’s equity award agreements) (collectively, “Other Company Arrangement”) and any other rights or remedies available to the Company, including termination of employment; provided, however, that there is no intention to, nor shall there be, any duplicative recoupment of the same compensation under more than one policy, plan, award or agreement. In addition, no Other Company Arrangement shall serve to restrict the scope or the recoverability of Erroneously Awarded Compensation under these Provisions or in any way limit recovery in compliance with the Clawback Rules.

No Indemnification or Insurance.  Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any individual agreement between a Covered Individual and the Company or any of its affiliates, no Covered Individual shall be entitled to indemnification or insurance (or reimbursement for the cost thereof) from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to these Provisions; provided, however, that to the extent expense advancement or reimbursement is available to a Covered Individual, these Provisions shall not serve to prohibit such advancement or reimbursement.

Administration; Interpretation.  The Board shall interpret and construe these Provisions consistent with the Clawback Rules and applicable laws and regulation and shall make all determinations necessary, appropriate or advisable for the administration of these Provisions. Any determinations made by the Board shall be final, binding and conclusive on all affected individuals. As required by the Clawback Rules, the Company shall provide public disclosures related to these Provisions and any applicable recoveries of Erroneously Awarded Compensation. To the extent these Provisions conflict or are inconsistent with the Clawback Rules, the Clawback Rules shall govern. In no event are these Provisions intended to be broader than, or require recoupment in addition to, that required pursuant to the Clawback Rules.

Amendment or Termination of these Provisions.  The Board reserves the right to amend these Provisions at any time and for any reason, subject to applicable law and the Clawback Rules. To the extent that the Clawback Rules cease to be in force or cease to apply to the Company, these Provisions shall also cease to be in force.

Approved and Adopted: as of November 2, 2023, Effective as of October 2, 2023